Exhibit 23.1

Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm May 7, 2020 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We are aware that our report dated May 7, 2020 on our review of interim financial information of Credit Suisse Group AG and its subsidiaries (the “Group”), which appears in this Current Report on Form 6-K, is incorporated by reference in the Registration Statement on Form F-3 (No. 333-218604) and in the Registration Statements on Form S-8 (No. 333-101259, No. 333-208152, and No. 333-217856) of the Group. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report should not be considered a part of such registration statements, and is not a report within the meaning of Sections 7 and 11 of the Act. Very truly yours, /s/ PricewaterhouseCoopers AG